Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

MOSAIC ANNOUNCES IDLING OF ARAXÁ AND PATROCÍNIO FACILITIES AND PURSUIT OF SALE OF ARAXÁ ASSETS

Tampa, FL – April 8, 2026 – As part of its efforts to reduce costs and redeploy capital, the Mosaic company today announced it will begin the process of idling and demobilizing its Araxá Mining and Chemical Complex and idling related mining activities at the Patrocínio Complex in Brazil. These actions will result in workforce reductions at both sites. All activities during the idling period will be conducted in full compliance with applicable safety, environmental, and tailings dam regulations.

In addition, Mosaic plans to pursue the sale of Araxá assets, while at the same time continuing development of the Niobium opportunity at Patrocínio. The company is nearing the completion of technical assessment work related to Niobium at Patrocínio, including sampling and analysis.

Mosaic expects idling of the facilities to reduce annual phosphate production at Mosaic Fertilizantes by approximately 1 million tonnes. The impact on adjusted EBITDA is expected to be limited amid elevated sulfur prices, excluding one-time closure costs. Following completion of a potential transaction, annual capital expenditure and operating expenses are expected to decline by approximately $20 to $30 million and $70 to $80 million, respectively. The company anticipates recording a pre-tax book impact of $350 to $400 million in the first quarter of 2026, with $275 to $300 million for the impairment on assets held for sale and other asset write-offs, and the balance related to severance, contract termination costs, and other idling costs, subject to final accounting determinations.

“We believe idling the facilities and pursing a potential sale is the right path forward.” said Bruce Bodine, President and Chief Executive Officer of Mosaic. “This decision reflects Mosaic’s continued focus on discipline around capital allocation and returns. We are grateful for our employees at both locations — their years of dedication to safety and contributions to helping the world grow the food it needs have been critical to our success.”

About The Mosaic Company

The Mosaic Company (NYSE: MOS) helps the world grow the food it needs. Headquartered in Tampa, Florida, Mosaic is a leading producer and marketer of potash and phosphate fertilizer which are essential inputs for the world’s farmers. Through the Mosaic Biosciences platform, the company is advancing the next generation of biological solutions designed to improve nutrient use efficiency, strengthen crop performance, and support more sustainable agricultural systems. As a Fortune 500 company with 13,000 employees serving customers in more than 40 countries, Mosaic is helping build resilient and productive food systems for the future. More information on the company is available at www.mosaicco.com.

Contacts:

Investors: Jason Tremblay, 813-775-4282 jason.tremblay@mosaicco.com Joan Tong, CFA, 863-640-0826 joan.tong@mosaicco.com	Media: Ben Pratt, 813-775-4206 benjamin.pratt@mosaicco.com

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements regarding the idling and demobilization of Araxá Mining and Chemical Complex and related mining activities at the Patrocínio Complex in Brazil, workforce impacts, technical assessments related to identifying new minerals, potential asset sales, expected production levels, financial impacts, capital and operating cost reductions and anticipated non-cash charges. Forward-looking statements are based on the views and assumptions of management as of the date of this release. They are subject to known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those expressed or implied. These risks include, but are not limited to: market conditions, regulatory and environmental requirements, operational risks, commodity price volatility, labor matters, completion and timing of potential transactions, accounting determinations, and other risks and uncertainties described in the Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. The Mosaic Company assumes no obligation to update any forward-looking statements.